UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 8, 2006

Columbia Equity Trust, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	001-32536	20-1978579
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1750 H Street, N.W., Suite 500, Washington, District of Columbia		20006
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(202) 303-3080

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01 Entry into a Material Definitive Agreement.

On December 14, 2006, Columbia Equity Trust, Inc. (the "Company") filed a current report on Form 8-K disclosing that the Company entered into a material definitive agreement for the acquisition of a leasehold interest in a commercial office building.

On December 8, 2006 the Company entered into a material definitive agreement (the "1100 15th Street Purchase Agreement") with 1100 15th Street Associates, L.L.C. ("FSA") to acquire a leasehold interest in a twelve-story, approximately 144,000 square foot office building located in Washington, D.C. ("1100 15th Street") for $33,700,000. The ownership of 1100 15th Street is subject to a ground lease which has a remaining term, including extension options, of 33 years. The Company expects to fund a portion of the transaction proceeds from its revolving credit facility and the assumption of an approximate $14,200,000 mortgage loan which bears interest at 7.33% and matures in December 2021. The purchase of 1100 15th Street is subject to customary closing conditions, including the satisfactory completion by the Company of a due diligence review during its inspection periods.

The Company has committed to make a total deposit of $1,000,000 for 1100 15th Street. If the Company does not elect to terminate the 1100 15th Street Purchase Agreement on or before December 18, 2006, the deposit will be credited toward the purchase price of 1100 15th Street at the time of closing. If the Company elects to terminate the 1100 15th Street Purchase Agreement after December 18, 2006, but prior to closing, the escrow agent will release the deposit to FSA except in the event of a failure of a condition to closing or an uncured default by FSA.

There are no material relationships between the Company and FSA or its affiliates. The Company provides no assurance that it will complete the purchase of 1100 15th Street.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Columbia Equity Trust, Inc.

December 14, 2006	By:	/s/ John A. Schissel

Name: John A. Schissel
Title: Chief Financial Officer